Exhibit 21

                                 SUBSIDIARIES OF
                             SMITH CORONA CORPORATION


                           Jurisdiction           Name Doing
Name                       of Incorporation       Business Under

Smith Corona Private     Republic of           Smith Corona Private
  Ltd.                      Singapore             Ltd.

Smith Corona             United Kingdom        Smith Corona
  (UK) Holdings Limited                           (UK) Holdings Limited

Smith Corona             Ontario, Canada       Smith Corona
  (Canada) Limited                                (Canada) Limited

Smith Corona (France)    Paris, France         Smith Corona (France)
  S.A.R.L.                                        S.A.R.L.

Smith Corona GmbH        Dusseldorf, Germany   Smith Corona GmbH

Smith Corona S.A.        Waterloo, Belgium     Smith Corona S.A.

Smith Corona             Amsterdam - Holland   Smith Corona
  International B.V.                              International B.V.